July 31, 1998


William J. Catacosinos
c/o MarketSpan Corporation
175 East Old Country Road
Hicksville, NY  11801

Dear Dr. Catacosinos:

            The letter agreement (the "Agreement") confirms our understanding and agreement with respect to your retirement from MarketSpan Corporation (the "Company") and its affiliates as follows:

                  RETIREMENT. Effective as of July 31, 1998 (the "Retirement Date"), you will retire from the Company and its affiliates. You hereby resign, effective as of the Retirement Date, from the position of Chief Executive Officer of the Company and all other positions and directorships that you hold with the Company and any of its affiliates; your position as Chairman of the Board of Directors of the Company; as an officer and employee of the Company and its affiliates; and as a member of the Board of Directors (and any subcommittees thereof) and any similar governing body of the Company and its affiliates on which you currently serve as a member.

                  FULL SATISFACTION.

            You hereby acknowledge and agree that except for the items listed below you will not be entitled to any compensation or benefits from the Company, its affiliates, or the Long Island Lighting Company ("LILCO") (or any of their respective predecessors or successors), including, without limitation, any other severance or termination benefits. The Company for itself and its successors and assigns hereby acknowledges and agrees that you are entitled to and will receive the following:

     payment of the accrued, but unpaid portion, of your annual base salary through the Retirement Date;

                  continued coverage under the Company's welfare benefit programs for employees and executives until May 29, 2003 (the fifth anniversary of the date of your termination of employment with LILCO) pursuant to Section 2(B) of the Long Island Lighting Company Executive Employment Agreement dated as of August 4, 1995 between you and LILCO (the "Change of Control Agreement"), the provisions of which Section 2(B) are hereby incorporated by reference into this Agreement;

                  the Company's payment, on your behalf, of the Gross-Up Payment and other payments described in, and determined in the manner set forth in, Paragraph 4 below;




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                                        2



                  your existing rights to benefits, under the Company's tax qualified retirement plans, Retirement Income Restoration Plan, Supplemental Death and Retirement Benefits Plan (as to which the Company agrees to maintain the insurance contract currently in place or, in the event the Company adopts a group residual insurance program ("GRIP") for its executives, the Company shall simultaneously provide you with the option of obtaining your existing insurance benefit through GRIP), group health plan and group life insurance plan; and

     the Company's performance of the obligations set forth in Paragraph 3 below.

                  INDEMNIFICATION.

                  Section 7.5 of the Amended and Restated Agreement and Plan of Exchange and Merger dated as of June 26, 1997 ("Section 7.5" and the "Merger Agreement") and Article XIV of the Company's Certificate of Incorporation ("Article XIV") are hereby incorporated into this Agreement by reference and shall continue in full force and effect for your benefit.

                  Without intending any limitation on the scope of Section 7.5 and Article XIV, the Company agrees that (i) Section 7.5 of the Merger Agreement shall extend to and include actions or omissions occurring after the Effective Time (as defined in the Merger Agreement), and (ii) Section 7.5 and Article XIV shall extend to and cover all actions, investigations or proceedings presently or hereafter brought, or threatened to be brought against you with respect to or relating in whole or in part to (x) any act or omission (or disclosure with respect thereto) in connection with the combination reflected by the Merger Agreement and/or the transactions involving LILCO and LIPA, which combination and transactions were consummated on May 28, 1998, and/or (y) any compensation or benefits (or disclosures with respect thereto) that were or are received by you or any other officer, director or employee from or on behalf of the Company or its affiliates, LILCO or its affiliates, or any of its or their respective successors or assigns, including without limitation, any severance, retirement, incentive, change of control, bonus or contract benefits or payments.

                  Reference is made to the Executive Employment Agreements Trust dated as of March 20, 1987 between LILCO and Clarence Goldberg as Trustee (the "Trust"), which covers all former LILCO directors, officers or employees who had entered into Executive Employment Agreements. The Company hereby consents and agrees that any funds up to the amounts not covered by insurance due to deductible and/or self insured retention and otherwise available in the Trust may be used to discharge the Company's indemnification obligations to you or any other of such directors, officers or employees to the extent not otherwise covered by insurance. Nothing herein shall be construed as requiring the Company to contribute any additional funds to the Trust or to limit the Company's obligations hereunder should such funds in the Trust be insufficient.

                  Reference is made to Section 7.5(b) of the Merger Agreement, which requires the Company, for a period of six years after the Effective Time, to either maintain in effect or obtain certain insurance policies with respect to the obligations of the Company set forth in Section 7.5. The Company agrees that the coverage of those policies shall include the obligations of the Company set forth in this Paragraph 3 as well as in Section 7.5, for a period of six years from the Retirement Date.




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                                        3



                  The Company hereby represents and warrants that: (i) the provisions of this Paragraph 3 have been duly authorized by the Company; and
(ii) pursuant to this Paragraph 3 the Board has duly authorized advancement of reasonable expenses incurred or to be incurred in your defense of any action, investigation or proceeding presently or hereafter brought or threatened to be brought against you, subject only to receipt of your undertaking to repay such amounts as and to the extent required by law, which undertaking is being furnished simultaneously herewith.

                  The Company agrees that the sole applicable standard of conduct that has to be met by you, for purposes of indemnification under Section 7.5, Article XIV and this Paragraph 3, is the standard established pursuant to
Section 721 of the New York Business Corporation Law as presently in effect.

                  The Company agrees to use its best efforts to provide you with notice of actions, investigations and proceedings involving you.

                  GROSS-UP PAYMENT.

                  The provisions of Section 2(G) of the Change of Control Agreement ("Section 2(G)") are hereby incorporated into this Agreement by reference and shall continue in full force and effect; PROVIDED that, notwithstanding the provisions of Section 2(G), the Company's obligation with respect to the Gross-Up Payment (as defined in Section 2(G)) shall be satisfied by the Company's payment of the Gross-Up Payment directly to the Internal Revenue Service on your behalf. You agree that notwithstanding the provisions of
Section 2(G), the Company shall make no initial Gross-Up Payment.

                  In the event that the Excise Tax (as defined in Section 2(G)) is subsequently finally determined to be greater than or less than the amount referred to in Paragraph 4(a) above, the provisions of the second paragraph of
Section 2(G)(i) and of Section 2G(ii) of the Change of Control Agreement shall apply to any recalculation and payment of the Gross-Up Payment.

                  You agree to promptly notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any additional amount pursuant to Paragraph 4(b) above. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). Upon receipt by the Company of such notice, the Company shall pay such claim prior to the expiration of such period unless the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim.

If the Company so notifies you, you will:

     give the Company any information reasonably requested by the Company relating to such claim;

                          take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting


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                                        4



     legal representation but only with respect to such claim, by an attorney selected by the Company and reasonably acceptable to you;

                          cooperate with the Company in good faith in order effectively to contest such claim and permit the Company to take such steps as the Company reasonably deems necessary to effectively contest such claim; and

     permit the Company to participate in any proceedings relating to such claim;

PROVIDED, however, that the Company shall bear and pay directly all reasonable costs and expenses (including without limitation, legal fees, accounting fees, additional interest and penalties) incurred in connection with any such contest, as well as any reasonable costs and expenses incurred by you in the course of your cooperation, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) finally imposed.

                  CONFIDENTIAL INFORMATION. You agree that you shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company or its affiliates or LILCO (including their respective predecessors), except to the extent disclosure is authorized in writing pursuant to authorization by the Board of Directors of the Company or required by any court or administrative agency, or called for by a subpoena or document request issued in litigation. The Company agrees that it shall hold in confidence your personnel and compensation records, except to the extent disclosure is authorized by you in writing or required by any court or administrative agency, or called for by a subpoena or document request issued in litigation. Confidential information or proprietary data shall not include any information known generally to the public.

                  BOOKS AND RECORDS. The Company agrees to provide you with a copy of (a) your employment records maintained by LILCO, and (b) your employment records maintained by the Company. The Company also agrees to make available to you and/or your counsel all books and records of LILCO and/or MarketSpan which you reasonably require for defense of any actions or proceedings, or for response to any investigations.

                  PUBLIC ANNOUNCEMENTS. The Company agrees that a press release will be issued concerning your retirement in a form reasonably acceptable to you. The Company and you represent and agree that neither party (including their respective agents) will make or solicit any comments, statements, or the like to the media or to others that are or may be considered to be derogatory, detrimental or disparaging to the good name or business reputation of either party or their respective agents.

                  RELEASE. Each party acknowledges that the Satisfaction and Release between you and LILCO dated May 28, 1998, is binding upon the Company and its successors and assigns, and you and your heirs, administrators, successors and assigns. The Company, for itself and its successors and assigns, subsidiaries and affiliates (collectively, the "Releasors") hereby releases and forever discharges you and your heirs, administrators, successors and assigns from any and all obligations,



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claims,  demands,  suits and actions of every kind that the  Releasors or any of one them now has or may have against you by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, excepting the obligations of this Agreement and those provisions and agreements incorporated herein by reference. You for yourself and your heirs, administrators, successors and assigns hereby release and forever discharge the Company, and its subsidiaries, affiliates, successors and assigns (collectively, the "Releasees") from any and all obligations, claims, demands, suits and actions of every kind that you now have or may have against the Releasees or any of them by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, excepting the obligations of this Agreement and those provisions and agreements incorporated herein by reference.

                  SETTLEMENTS. The Company shall make best efforts to ensure that any settlements made by the Company of any action proceeding or investigation in any way related to you, shall include a release of all claims against you.

                  MISCELLANEOUS. For a period of twelve months following the Retirement Date, the Company agrees to provide you with (a) an office at the Company's executive office at 175 East Old Country Road, Hicksville, New York, which office shall be comparable to that currently in use by a senior executive of the Company, (b) the services of a secretary, and (c) unrestricted use of the automobile and security driver which you are currently using (with any replacement which may be required). In addition, the Company will maintain security at your home at least equal to that presently provided for a period of no more than twelve months from the Retirement Date. The Company agrees to pay upon presentation of invoices for the reasonable attorneys' fees and expenses incurred by you in the negotiation and preparation of this Agreement.

                  EQUITABLE RELIEF. Each party acknowledges and agrees that the remedies available at law for a breach or threatened breach of any of the provisions of this Agreement calling for performance other than the payment of money (including without limitation Paragraphs 5, 6 and 10) would be inadequate and, in recognition of this fact, both parties agree that, in the event of a breach or threatened breach, in addition to any remedies at law, each party shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order or permanent injunction or any other equitable remedy that may be available.

     NO ADMISSION OF LIABILITY. Nothing herein shall constitute or be deemed to constitute an admission of liability by you or by the Company.

                  SEVERABILITY. The provisions of this Agreement shall be regarded as divisible, and if any of said provision or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

     AMENDMENT. This Agreement may not be amended or modified except by written instrument executed by you and the Company.



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                                        6



     GOVERNING LAW. This Agreement and the rights and obligations, hereunder shall be governed and construed in accordance with the laws of the State of New York.

                  NOTICES. All notices hereunder shall be in writing and deemed properly given if delivered and receipted or if mailed by registered mail, return receipt requested or by recognized overnight service. Notices to the Company shall be directed to the Corporate Secretary at the Company's headquarters offices in Hicksville, New York. Notices to you shall be directed to your home address at 222 Cleft Road, Mill Neck, New York 11765. Either party may designate, by written notice, another address or addresses for such notices.

                  ENTIRE AGREEMENT/COUNTERPARTS. This Agreement is binding upon the Company and its successors and assigns, and upon you and your heirs, administrators, successors and assigns. This Agreement, together with the specific contract provisions and plans expressly incorporated by reference herein, constitutes the entire agreement between the parties relating to the subject matter hereof. All other agreements between you and the Company or its affiliates or LILCO (or any of their respective predecessors) relating to your employment or the termination of your employment are hereby void and of no further force and effect; PROVIDED that the Satisfaction and Release dated May 28, 1998 between you and LILCO shall remain in effect and shall be binding upon the Company. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

                  AUTHORITY. The Company hereby represents and warrants that the Execution of this Agreement has been duly authorized by the Board of Directors of the Company, and a resolution to that effect shall be delivered to you forthwith on the Retirement Date.



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                                        7



            If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very truly yours,

MARKETSPAN CORPORATION


By /s/ Robert B. Catell
-----------------------
Name:  Robert B. Catell
Title: Chairman and Chief Executive Officer




Reviewed, approved and agreed as of the date hereof:

/s/ William J. Catacosinos